Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:         Investors:

Edward C. English, Vice President and Chief Financial Officer of

PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or
ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Reports First Quarter 2005 Financial Results

Waltham, MA — May 6, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three months ended March 31, 2005.

First Quarter 2005 Results

The Company’s net loss for the three months ended March 31, 2005 was approximately $12,345,000, or $0.24 per diluted share, compared to a net loss of approximately $15,380,000, or $0.29 per diluted share, for the three months ended March 31, 2004.   Total revenues during the first quarter of 2005 were approximately $881,000, compared to approximately $461,000 for the corresponding period in 2004.  Sales of Plenaxis® in the first quarter of 2005 were approximately $804,000, compared to fourth quarter 2004 Plenaxis® sales of approximately $729,000.  Cost of goods sold for the three months ended March 31, 2005 was approximately $181,000 versus $1,134,000 in the prior year, of which $1.0 million was related to a milestone payment to a third party due upon the first commercial sale of Plenaxis®.  Sales and marketing expenses for the three months ended March 31, 2005 decreased to approximately $3.7 million, from approximately $4.1 million for the corresponding period in 2004.  Higher expenses during the first quarter of 2004 were due to various start-up costs such as the establishment of a commercial infrastructure, market research, advisory meetings, pricing and reimbursement consulting, and other promotional expenses related to the initial launch of Plenaxis® in the United States.

At March 31, 2005, the Company had cash, cash equivalents and marketable securities of approximately $68,570,000, compared to approximately $83,349,000 at December 31, 2004.

Commenting on the first quarter of 2005, Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer, stated, “We are continuing our efforts to address the challenges we have faced with regard to the Plenaxis® commercial opportunity.  Among other things, we are continuing to work to improve our sales messaging, materials and programs as well as enhance the coverage and effectiveness of our sales force.  With regard to the European registration of Plenaxis®, as previously disclosed, we continue to have interactions with the German Federal Institute for Drugs and Medical Devices (BfArM) with the goal of achieving an approval for a commercially acceptable label.  Although there is no formal timeline for BfArM interactions, we continue to believe that we may receive regulatory action on the application during the second quarter of 2005.”

Mr. McLaughlin concluded, “We intend to continue to closely monitor our progress in, and prospects for, the four key elements of our operating plan: significantly increasing sales of Plenaxis® in the United States; gaining a commercially acceptable approval of Plenaxis® in Europe; partnering our Apan™ and PPI-2458 clinical programs; and generating revenue through strategic collaborations related to our Direct Select™ technology.”

Clinical Programs

The Company is currently enrolling patients in a Phase 1/2a, multiple dose study of its investigational compound for Alzheimer’s disease, Apan™.  This study is designed to provide additional safety data and includes certain cognitive analyses and brain-imaging techniques that may provide surrogate indications of therapeutic response.  A Phase 1b study is also ongoing which is designed to determine the maximum tolerated dose of Apan™ in Alzheimer’s patients.

The Company is currently enrolling patients in a Phase 1 clinical trial of its investigational compound, PPI-2458, in non-Hodgkin’s lymphoma patients.  The Phase 1 trial is designed to assess the safety and tolerability of PPI-2458.  PPI-2458 has been shown in preclinical studies to inhibit the enzyme methionine aminopeptidase type 2 (MetAP-2), which has been shown to be highly expressed in several cancer types.  The level of MetAP-2 inhibition achieved by PPI-2458 treatment is being evaluated in the Phase 1 trial.  During the second quarter of 2005, the Company expects to expand the enrollment criteria of this study to include patients with solid tumors, which will allow the evaluation of PPI-2458 in a broader range of cancers.

Additional information about the Company’s clinical trials can be accessed on the Internet at www.clinicaltrials.gov.

Technology Platform

The Company has made significant progress on the development of its Direct Select™ technology platform, including solving many of the technical challenges associated with creating and screening ultra-large, advanced combinatorial chemistry libraries.  The Company believes that Direct Select™ technology, through the creation of these vast libraries of drug-like molecules, will allow the Company to more rapidly and directly identify orally available compounds with high affinity and specificity than has routinely been possible using traditional drug discovery methods.  During the first quarter of 2005, a known compound was incorporated at random into one of these larger Direct Select™ libraries.  This modified Direct Select™ library was then applied against a known target and, among other compounds, the known compound was appropriately identified as a “hit” using the screening and enrichment processes of Direct Select™ technology.  Also during early 2005, the Company completed a library incorporating approximately 1.4 billion structurally diverse, small molecules.  These two advances represent significant steps forward in the maturation of this technology.  The Company presented an update on the development of its Direct Select™ technology platform at the Cambridge Healthtech Institute’s Twelfth International Molecular Medicine Tri-Conference on April 22, 2005 in San Francisco, California.

Conference Call and Webcast

There will be a conference call to discuss PRAECIS’ first quarter financial results today beginning at 9:00 a.m. (EDT).  This call will be broadcast live over the Internet at http://www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight May 13, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 761265.

The Company is planning to report second quarter 2005 results on August 5, 2005.  For information regarding live webcasts and investment community conference calls related to second quarter 2005 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

2005 Annual Meeting

As previously announced, the Company’s 2005 Annual Meeting of Stockholders will be held on May 12, 2005 at 10:00 a.m. (EDT), at the Company’s headquarters and research facility located at 830 Winter Street, Waltham, Massachusetts.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States.  PRAECIS also has an innovative development pipeline, including clinical programs in Alzheimer’s disease, non-Hodgkin’s lymphoma and androgen-independent prostate cancer, as well as early stage discovery programs and an enhanced technology platform known as Direct Select™.

About Plenaxis®

Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis® is not indicated in women or children.

For safety reasons, Plenaxis® was approved with marketing restrictions.  Only physicians who have enrolled in the Plenaxis® User Safety (PLUS) Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis®.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis®, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis®.  Following each injection of Plenaxis®, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately.  The effectiveness of Plenaxis® in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.  Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commercialization of Plenaxis® for the treatment of a subset of advanced symptomatic prostate cancer patients, the timing of foreign regulatory review and potential approval of the Marketing Authorisation Application (MAA) for Plenaxis®, the Company’s plans for the continued clinical development and partnering of Apan™ and PPI-2458, and the development status and partnering plans for the Company’s Direct Select™ technology platform.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to continue to identify, hire and retain its sales force and significantly increase sales of Plenaxis® in the United States, the timing and content of decisions made by German regulatory authorities regarding the Plenaxis® MAA and the Company’s ability to obtain a commercially acceptable marketing approval in Germany, the Company’s ability to successfully partner Apan™, PPI-2458 and its Direct Select™ technology platform, the performance of the Company’s corporate collaborator under its collaboration agreement, the Company’s ability to manage operating expenses, the Company’s ability to continue to manufacture or have manufactured Plenaxis® on a commercial scale, decisions regarding insurance reimbursement for Plenaxis®, including by Medicare, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, and unexpected expenditures, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

Plenaxis® and the PLUS Program® are trademarks of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2004	2005

Revenues:
Product sales	$411	$804
Licensing and other revenues	50	77
Total revenues	461	881

Costs and expenses:
Cost of goods sold	1,134	181
Research and development	7,871	7,283
Sales and marketing	4,080	3,657
General and administrative	2,984	1,978
Total costs and expenses	16,069	13,099

Operating loss	(15,608)	(12,218)

Interest income (expense), net	228	(127)

Net loss	$(15,380)	$(12,345)

Basic and diluted net loss per common share	$(0.29)	$(0.24)

Weighted average number of basic and diluted common shares outstanding	52,147	52,423

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2004	March 31, 2005

Cash and cash equivalents	$11,178	$43,547
Marketable securities	72,171	25,023
Accounts receivable and other current assets	2,097	1,816
Net fixed assets	64,538	63,736
Inventory and other long term assets	4,323	5,080

Total assets	$154,307	$139,202

Current liabilities	$9,039	$6,393
Long-term liabilities	33,095	32,899
Total stockholders’ equity	112,173	99,910

Total liabilities and stockholders’ equity	$154,307	$139,202